UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2008

AGILENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA		95051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amended and Restated Indemnification Agreement

The Compensation Committee of the Board of Directors of Agilent Technologies, Inc. (the “Company”), approved a new form of Indemnification Agreement (the “New Indemnification Agreement”) to be entered into with its directors, Section 16 executive officers and other Board-elected officers of the Company.   Effective April 9, 2008, copies of the New Indemnification Agreement were executed on behalf of the Company and were distributed to the eligible individuals for counter-signature.

For the current directors and executive officers of the Company who had entered into the Company’s previous form of indemnification agreement, the entry into the New Indemnification Agreement will amend and restate the previous agreement.  As is the case with the previous form of indemnification agreement, the New Indemnification Agreement commits the Company to indemnify the indemnitee to the fullest extent permitted under Delaware law.

The New Indemnification Agreement incorporates changes in the General Corporation Law of Delaware providing that the Company’s obligation to make advance payments of expenses to indemnitees is subject to the Company’s receipt of an undertaking by or on behalf of the indemnitee to repay the amounts advanced, if and when and to the extent such indemnitee would not be permitted to be so indemnified under applicable law.  The New Indemnification Agreement also limits the recovery of expenses by indemnitees to those that are “actually and reasonably” incurred.

The foregoing summary of the New Indemnification Agreement is qualified in its entirety by reference to Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Change of Control Severance Agreements

Upon a recommendation of the Compensation Committee, the Company’s Board of Directors (the “Board”) amended and restated the forms of Change of Control Severance Agreements to be entered into by the Company’s Chief Executive Officer (the “CEO Agreement”), Section 16 Officers (the “Section 16 Agreement”) and specified non-Section 16 executives of the Company (the “Executive Agreement” and collectively with the CEO Agreement and Section 16 Agreement, the “Amended and Restated Change of Control Agreements”).  Effective April 9, 2008, the Amended and Restated Change of Control Agreements were executed on behalf of the Company and were distributed to the eligible individuals for counter-signature.

The conditions under which severance benefits become payable under the Amended and Restated Change of Control Agreements are substantially the same as those under the prior change of control severance agreements.  In general, two conditions must be met:  (i) a change of control, as defined in the agreement, must have occurred and (ii)  (a) the executive’s employment is  involuntarily terminated without cause, (b) the executive resigns due to an event constituting a constructive termination of employment, or (c) prior to a change of control the executive is terminated without cause, or resigns because of a Company action constituting constructive termination of employment, which termination or Company action was at the request of an acquiror of the Company. The involuntary or voluntary termination in (a) and (b) must occur within the period beginning 3 months before and ending 24 months following a change of control of the Company.

The severance benefits under the Amended and Restated Change of Control Agreements are substantially the same as those under the prior change of control severance agreements and consist of the following: (i) a severance payment for the CEO, Section 16 Officers and other officers equal to three times, two times and one time, respectively, of such officer’s annual base salary and target bonus; (ii) a lump sum cash payment in lieu of continued COBRA benefits; (iii) vesting of all outstanding non-performance-based stock options and restricted stock; and (iv) the prorated amount, if any, of any amount otherwise payable based on actual performance under any applicable variable pay programs.

Additional key amendments to the Amended and Restated Change of Control Agreements include  eliminating the non-compete provision, allowing the Company to make non-material and non-adverse changes to the agreements without the executive’s consent, providing an excise tax gross-up and addressing other potential tax consequences under the Internal Revenue Code of 1986, as amended.

The foregoing summary of the Amended and Restated Change of Control Agreements is qualified in its entirety by reference to Exhibits 10.2, 10.3 and 10.4 of this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Form of Agilent Technologies, Inc. Amended and Restated Indemnification Agreement between Agilent Technologies, Inc. and Directors of the Company, Section 16 Officers and Board-elected Officers of the Company.

10.2	Form of Amended and Restated Change of Control Severance Agreement between Agilent Technologies, Inc. and the Chief Executive Officer.

10.3	Form of Amended and Restated Change of Control Severance Agreement between Agilent Technologies, Inc. and Section 16 Officers (other than the Company’s Chief Executive Officer).

10.4	Form of Amended and Restated Change of Control Severance Agreement between Agilent Technologies, Inc. and specified Executives of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Marie Oh Huber
Name:	Marie Oh Huber
Title:	Vice President, Deputy General Counsel and
Assistant Secretary

Date:  April 10, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1

Form of Agilent Technologies, Inc. Amended and Restated Indemnification Agreement between Agilent Technologies, Inc. and Directors of the Company, Section 16 Officers and Board-elected Officers of the Company.

10.2	Form of Amended and Restated Change of Control Severance Agreement between Agilent Technologies, Inc. and the Chief Executive Officer.

10.3	Form of Amended and Restated Change of Control Severance Agreement between Agilent Technologies, Inc. and Section 16 Officers (other than the Company’s Chief Executive Officer).

10.4	Form of Amended and Restated Change of Control Severance Agreement between Agilent Technologies, Inc. and specified Executives of the Company.